Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement Dated April 17, 2024 To the Product Prospectus Supplement CCBN-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023	$2,000,000 Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Due April 22, 2027 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Buffered Notes with Daily Observation (the “Notes”) linked to the lesser performing of three equity securities (each, a “Reference Stock” and collectively, the “Reference Stocks”).
The Notes are our senior unsecured obligations, will pay a quarterly contingent coupon at the rate and under the circumstances specified below, and will have the terms described in the documents set forth above, as supplemented or modified by this pricing supplement.
Reference Stocks	Initial Stock Prices*	Buffer Prices and Coupon Barriers
Bank of America Corporation ("BAC")	$34.68	$24.28, which is 70% of its Initial Stock Price**
The Goldman Sachs Group, Inc. ("GS")	$396.86	$277.80, which is 70% of its Initial Stock Price**
JPMorgan Chase & Co. ("JPM")	$180.80	$126.56, which is 70% of its Initial Stock Price
* The Initial Stock Price of each Reference Stock was its closing price on April 16, 2024 (the "Strike Date").
** Rounded to two decimal places.
The Notes do not guarantee any return of principal at maturity. All payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	April 17, 2024	Principal Amount:	$1,000 per Note
Issue Date:	April 22, 2024	Maturity Date:	April 22, 2027
Observation Periods:	Quarterly, as set forth below	Coupon Payment Dates:	Quarterly, as set forth below
Valuation Date:	April 19, 2027	Contingent Coupon Rate:	11.10% per annum
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
Contingent Coupon Feature:
•       If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on each scheduled trading day during the applicable quarterly Observation Period, we will pay the Contingent Coupon on the applicable Coupon Payment Date.
•       If, on any scheduled trading day during the applicable Observation Period, the closing price of any Reference Stock is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Payment Date.
You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
•       If the Final Stock Price of the Lesser Performing Reference Stock is greater than or equal to its Buffer Price, $1,000 plus the Contingent Coupon due at maturity (if payable).
•       If the Final Stock Price of the Lesser Performing Reference Stock is less than its Buffer Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Stock + Buffer Percentage)]
In this case, investors will lose a substantial portion of the principal amount and will not receive the Contingent Coupon at maturity.

Lesser Performing Reference Stock:	The Reference Stock with the lowest Percentage Change.
Call Feature:
If the closing price of each Reference Stock is greater than or equal to its Initial Stock Price starting on October 17, 2024 or on any quarterly Call Observation Date thereafter, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to the corresponding Coupon Payment Date (if payable).

CUSIP:	78017FUM3

	Per Note	Total
Price to public	100.00%	$2,000,000
Underwriting discounts and commissions(1)	0.00%	$0
Proceeds to Royal Bank of Canada	100.00%	$2,000,000
(1) RBC Capital Markets, LLC (“RBCCM”), acting as our agent, will not receive a commission in connection with its sales of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $988.99 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This pricing supplement relates to an offering of Auto-Callable Contingent Coupon Buffered Notes with Daily Observation (the “Notes”) linked to the lesser performing of three equity securities.
Reference Stocks:	The common stock of Bank of America Corporation ("BAC"), The Goldman Sachs Group, Inc. ("GS") and JPMorgan Chase & Co. ("JPM").
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Strike Date:	April 16, 2024
Trade Date (Pricing Date):	April 17, 2024
Issue Date:	April 22, 2024
Valuation Date:	April 19, 2027
Maturity Date:	April 22, 2027, subject to extension for market and other disruptions, as described in the product prospectus supplement dated December 20, 2023.
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•     If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on each scheduled trading day during the applicable Observation Period, we will pay the Contingent Coupon on the applicable Coupon Payment Date.
•     If, on any scheduled trading day during the applicable Observation Period, the closing price of any of the Reference Stocks is less than its Coupon Barrier (a “Barrier Event”), we will not pay you the Contingent Coupon applicable to that Coupon Payment Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	11.10% per annum (2.775% per quarter).
Observation Periods, Call Observation Dates and Coupon Payment Dates:	The Observation Periods, Call Observation Dates and Coupon Payment Dates will occur quarterly, as set forth in the table below.
	Observation Periods	Call Observation Dates	Coupon Payment Dates
	April 17, 2024 to July 17, 2024	Non-Callable	July 22, 2024
	July 18, 2024 to October 17, 2024	October 17, 2024	October 22, 2024
	October 18, 2024 to January 17, 2025	January 17, 2025	January 23, 2025
	January 20, 2025 to April 17, 2025	April 17, 2025	April 23, 2025
	April 18, 2025 to July 17, 2025	July 17, 2025	July 22, 2025
	July 18, 2025 to October 17, 2025	October 17, 2025	October 22, 2025
	October 20, 2025 to January 20, 2026	January 20, 2026	January 23, 2026

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
January 21, 2026 to April 17, 2026	April 17, 2026	April 22, 2026
April 20, 2026 to July 17, 2026	July 17, 2026	July 22, 2026
July 20, 2026 to October 19, 2026	October 19, 2026	October 22, 2026
October 20, 2026 to January 19, 2027	January 19, 2027	January 22, 2027
January 20, 2027 to April 19, 2027	April 19, 2027 (the Valuation Date)	April 22, 2027 (the Maturity Date)
Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an automatic call will be payable to the person to whom the payment at maturity or upon a call, as the case may be, will be payable.

Call Feature:
If, starting on October 17, 2024 and on any Call Observation Date, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.

Payment if Called:	If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon (if payable).
Call Settlement Date:	The Coupon Payment Date immediately following the applicable Call Observation Date.
Initial Stock Price:	For each Reference Stock, its closing price on the Strike Date, as set forth on the cover page of this document.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
Buffer Price and Coupon Barrier:	For each Reference Stock, 70% of its Initial Stock Price, as set forth on the cover page of this document.
Buffer Percentage:	30%
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
•     If the Final Stock Price of the Lesser Performing Reference Stock is greater than or equal to its Buffer Price, $1,000 plus the Contingent Coupon due on the Maturity Date (if payable).
•     If the Final Stock Price of the Lesser Performing Reference Stock is less than its Buffer Price:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Stock + Buffer Percentage)]
In this case, investors will lose a substantial portion of the principal amount and will not receive the Contingent Coupon at maturity.

Lesser Performing Reference Stock:	The Reference Stock with the lowest Percentage Change.
Percentage Change:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price
Stock Settlement:	Not applicable. Payments on the Notes will be made in cash.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Stocks will result in the postponement of a Call Observation Date or the Valuation Date as to that Reference Stock, as described in the product prospectus supplement, but not to any non-affected Reference Stock. If a market disruption event occurs on any trading day during an Observation Period other than a Call Observation Date, and on that trading day, the closing price

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
of a Reference Stock is less than its Coupon Barrier, the Calculation Agent will have the discretion to determine whether or not a Barrier Event has occurred on such date.
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Stocks for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement No. CCBN-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058551/ef20016900_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (excluding the final Contingent Coupon, if payable) for a hypothetical range of performance for the Lesser Performing Reference Stock, assuming the following terms and that the Notes are not automatically called prior to maturity:
Hypothetical Initial Stock Price (for each Reference Stock):	$100.00*
Hypothetical Buffer Price (for each Reference Stock):	70% of each hypothetical Initial Stock Price
Principal Amount:	$1,000 per Note
* The hypothetical Initial Stock Price of $100.00 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Stock Price of any Reference Stock. The actual Initial Stock Price of each Reference Stock is set forth on the cover page of this document. We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock. It is possible that the Final Stock Price of each Reference Stock will be less than its Buffer Price.
Hypothetical Final Stock Prices of the Lesser Performing Reference Stock are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Stock Prices. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount.
Whether the final Contingent Coupon is payable on the maturity date will depend upon whether a Barrier Event occurs during the final Observation Period. You may not receive the final Contingent Coupon, even if the Final Stock Price of the Lesser Performing Reference Stock is greater than its Buffer Price. This is because a Barrier Event can occur on any trading day during an Observation Period.
Hypothetical Final Stock Price of the Lesser Performing Reference Stock	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal Amount
$130.00	100.00%	$1,000.00
$120.00	100.00%	$1,000.00
$110.00	100.00%	$1,000.00
$100.00	100.00%	$1,000.00
$90.00	100.00%	$1,000.00
$80.00	100.00%	$1,000.00
$70.00	100.00%	$1,000.00
$69.99	99.99%	$999.90
$60.00	90.00%	$900.00
$50.00	80.00%	$800.00
$40.00	70.00%	$700.00
$30.00	60.00%	$600.00
$20.00	50.00%	$500.00
$10.00	40.00%	$400.00
$0.00	30.00%	$300.00

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming that the Notes have not been called.
Example 1: The price of the Lesser Performing Reference Stock increases by 25% from its Initial Stock Price to a Final Stock Price of $125.00.
Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Buffer Price and Coupon Barrier, the investor receives at maturity a cash payment of $1,000 per Note, despite the 25% appreciation in the price of the Lesser Performing Reference Stock. The investor will also receive the final Contingent Coupon if a Barrier Event does not occur during the final Observation Period.
Example 2: The price of the Lesser Performing Reference Stock decreases by 10% from its Initial Stock Price to a Final Stock Price of $90.00.
Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Buffer Price and Coupon Barrier, the investor receives at maturity a cash payment of $1,000 per Note, despite the 10% decline in the price of the Lesser Performing Reference Stock. The investor will also receive the final Contingent Coupon if a Barrier Event does not occur during the final Observation Period.
Example 3: The price of the Lesser Performing Reference Stock decreases by 50% from its Initial Stock Price to a Final Stock Price of $50.00.
Because the Final Stock Price of the Lesser Performing Reference Stock is less than its Buffer Price and Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date (because a Barrier Event will occur in such a case on the final trading day in the final Observation Period), and we will pay only $800 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + [Principal Amount x (Percentage Change of the Lesser Performing Reference Stock + Buffer Percentage)]
= $1,000 + [$1,000 x (-50% + 30%)] = $1,000 - $200 = $800
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on theoretical prices of the Reference Stocks that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Stock.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Lose a Substantial Portion of the Principal Amount at Maturity – Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the price of the Lesser Performing Reference Stock between the Strike Date and the Valuation Date. You will lose 1% of the principal amount of the Notes for each 1% that the Final Stock Price is less than the Initial Stock Price by more than 30%. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
You Will Not Receive Any Contingent Coupon for Any Observation Period Where the Closing Price of Any Reference Stock is Less Than Its Coupon Barrier on One or More Scheduled Trading Days During That Observation Period — We will pay you the Contingent Coupon for the applicable Observation Period only if the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on each scheduled trading day during that Observation Period. If the closing price of any Reference Stock is below its Coupon Barrier on at least one scheduled trading day during the applicable Observation Period, you will not receive any Contingent Coupon for that Observation Period.

If the closing price of any Reference Stock is less than its Coupon Barrier during each Observation Period and on the Valuation Date, we will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you may also incur a loss of principal, because the Final Stock Price of the Lesser Performing Reference Stock may be less than its Buffer Price.
•
The Notes Are Subject to an Automatic Call — If on any Call Observation Date, beginning in October 2024, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Coupon Payment Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon due on the applicable Coupon Payment Date (if payable). You will not receive any Contingent Coupons after that payment. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
The Notes Are Linked to the Lesser Performing Reference Stock, Even if the Other Reference Stocks Perform Better — If any of the Reference Stocks has a Final Stock Price that is less than its Buffer Price, your return on the Notes will be linked to the Lesser Performing Reference Stock. Even if the Final Stock Prices of the other Reference Stocks have increased compared to their respective Initial Stock Prices, or have experienced a decrease that is less than that of the Lesser Performing Reference Stock, your return will only be determined by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Stock — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component.

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
However, in the case of the Notes, the individual performance of each of the Reference Stocks would not be combined, and the depreciation of one Reference Stock would not be mitigated by any appreciation of the other Reference Stocks. Instead, your return will depend solely on the Final Stock Price of the Lesser Performing Reference Stock.
•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Periods for which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment after the applicable Coupon Payment Date. Since the Notes could be called as early as October 2024, the total return on the Notes could be limited. If the Notes are not called, you may be subject to the full downside performance of the Lesser Performing Reference Stock beyond its Buffer Price, even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.

•
Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the prices of the Reference Stocks increase after the Strike Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value of the Notes that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks (the “Reference Stock Issuers"), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share prices of the Reference Stocks, and, therefore, the market value of the Notes.

Risks Relating to the Reference Stocks
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The Reference Stocks Are Concentrated in the Banking Industry — The Reference Stocks operate in the banking industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the Reference Stocks, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector.

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Owning the Notes Is Not the Same as Owning Shares of the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on those securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stocks may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

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There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuers — We are not affiliated with the Reference Stock Issuers. However, we and our affiliates may currently, or from time to time in the future engage in business with the Reference Stock Issuers. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stocks. The Reference Stock Issuers are not involved in this offering and has no obligation of any sort with respect to your Notes. The Reference Stock Issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The Payment at Maturity, each Call Observation Date, each Coupon Payment Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE STOCKS
The Reference Stocks are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Stock Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stock Issuers with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
We obtained the information regarding the historical performance of the Reference Stocks in the graphs below from Bloomberg Financial Markets, without independent investigation.
Bank of America Corporation
Bank of America Corporation offers banking, investing, asset management and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary.
The company’s common stock is listed on the New York Stock Exchange ("NYSE") under the ticker symbol “BAC.”
The Goldman Sachs Group, Inc.
The Goldman Sachs Group, Inc., a bank holding company, is an investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments and high-net worth individuals.
The company’s common stock is listed on the NYSE under the ticker symbol “GS.”
JPMorgan Chase & Co.
JPMorgan Chase & Co. provides financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking and home finance.
The company’s common stock is listed on the NYSE under the ticker symbol “JPM.”

P-12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
Historical Information
Bank of America Corporation
The graph below illustrates the performance of this Reference Stock from January 1, 2014 to April 16, 2024, reflecting its Initial Stock Price of $34.68. The red line represents its Buffer Price and Coupon Barrier of $24.28, which is equal to 70% of its Initial Stock Price (rounded to two decimal places).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
The Goldman Sachs Group, Inc.
The graph below illustrates the performance of this Reference Stock from January 1, 2014 to April 16, 2024, reflecting its Initial Stock Price of $396.86. The red line represents its Buffer Price and Coupon Barrier of $277.80, which is equal to 70% of its Initial Stock Price (rounded to two decimal places).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
JPMorgan Chase & Co.
The graph below illustrates the performance of this Reference Stock from January 1, 2014 to April 16, 2024, reflecting its Initial Stock Price of $180.80. The red line represents its Buffer Price and Coupon Barrier of $126.56, which is equal to 70% of its Initial Stock Price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-16	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on April 22, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-17	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-18	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Buffered Notes with Daily Observation Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

P-19	RBC Capital Markets, LLC